UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 11, 2013

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001-04311	11-1541330

(State or other jurisdiction	(Commission file number)	(I.R.S. Employer

of incorporation)		Identification No.)

25 Harbor Park Drive, Port Washington, NY		11050

(Address of principal executive offices)		(Zip Code)

(516) 484-5400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 11, 2013, Pall Corporation (the “Registrant”) entered into a Five-Year Credit Agreement (the “Agreement”) with Bank of America, N.A., as Administrative Agent and the other lenders from time to time party thereto (the “Lenders”).

The Agreement replaces a revolving credit facility entered into on July 13, 2010, by and among the Registrant, JPMorgan Chase Bank, N.A., J. P. Morgan Europe Limited and a syndicate of banks thereto, which was due to expire on July 13, 2015 (the “Terminated Agreement”). The Terminated Agreement was terminated by the Registrant effective April 11, 2013.

The Agreement provides for the terms under which Lenders will make available to the Registrant a $1.2 billion five-year revolving credit facility (the “Facility”) that may be drawn upon in US Dollars, Pounds Sterling, Euro, Swiss Francs, Japanese Yen and other readily available and freely exchangeable currencies and provides for letters of credit up to $100 million.

Registrant’s obligations under the Agreement are unsecured and are not guaranteed by any of its subsidiaries.

The Registrant must repay all borrowings under the Facility by, and the Lenders’ commitments under the Agreement will terminate on, April 11, 2018, unless earlier terminated. The Registrant will pay (a) a commitment fee on the average daily undrawn amount of each Lender’s commitment, and (b) a letter of credit fee on the average daily undrawn amount of all outstanding letters of credit and unreimbursed disbursements made by the issuing bank pursuant to letters of credit. The applicable commitment fee and letter of credit fee will accrue at rates dependent upon the Registrant’s senior, unsecured long-term debt credit ratings (the “Applicable Rate”). Based on the Registrant’s current ratings, the applicable commitment fee and letter of credit fee are .125% per year and 1.125% per year, respectively.

Loans under the Agreement will bear interest per year, at the Registrant’s election, equal to:

  the Base Rate plus the Applicable Rate for such loans. The “Base Rate” is the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%; or

  the LIBOR rate for the selected interest period plus the Applicable Rate for such loans plus in the case of certain Eurocurrency Rate Loans, the Mandatory Cost (as such terms are defined in the Agreement).

The Agreement includes customary representations and warranties, affirmative and negative covenants and customary events of default.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 4(ii) and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Effective April 11, 2013, the Terminated Agreement, as defined in Item 1.01 above, was terminated by the Registrant.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4(ii)	Credit Agreement dated April 11, 2013, between Pall Corporation, Bank of America, N.A., as Administrative Agent, and the Other Lenders Party Thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

/s/ Roya Behnia
April 16, 2013	Roya Behnia
Senior Vice President, General Counsel and
Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
4(ii)	Credit Agreement dated April 11, 2013, between Pall Corporation, Bank of America, N.A., as Administrative Agent, and the Other Lenders Party Thereto.